Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

•            2012 NEW AWARDS OF $27.1 BILLION; ENDING BACKLOG OF $38.2 BILLION

•            2012 REVENUE UP 18 PERCENT TO RECORD $27.6 BILLION

•            2012 EARNINGS OF $2.71 PER SHARE INCLUDING $1.57 PER SHARE CHARGE FROM PREVIOUSLY ANNOUNCED GREATER GABBARD ARBITRATION RULING

IRVING, TEXAS — February 20, 2013 — Fluor Corporation (NYSE: FLR) today announced financial results for its fiscal year ended December 31, 2012.  Net earnings attributable to Fluor for 2012 were $456 million, or $2.71 per diluted share, compared with $594 million, or $3.40 per diluted share in 2011.  Earnings per share results included a charge of approximately $1.57 per share relating to the previously announced arbitration ruling on the Greater Gabbard project.  Excluding this charge, net earnings attributable to Fluor for 2012 would have been $4.28 per diluted share.  Consolidated segment profit for the year was $769 million, including the impact of a $416 million pre-tax charge on Greater Gabbard, which compares with $1.0 billion in segment profit in 2011.  Results in 2012 reflected strong double-digit growth in Oil & Gas and Global Services, and strength in Industrial & Infrastructure which was adversely impacted by the Greater Gabbard charge.  Consolidated revenue for the year totaled a record $27.6 billion, which was up 18 percent from $23.4 billion a year ago, mainly due to strong growth in the Industrial & Infrastructure and Oil & Gas business segments.

Full year new awards were strong at $27.1 billion, compared with bookings of $26.9 billion a year ago, including $12.6 billion in Oil & Gas and $9.5 billion in Industrial & Infrastructure.  Consolidated backlog at year-end was $38.2 billion, which compares with $39.5 billion a year ago.

“The underlying profitability of the Company has never been stronger, notwithstanding the surprising and unexpected adverse arbitration decision on our Greater Gabbard claims,” said Chairman and Chief Executive Officer David Seaton.  “We are very optimistic about the opportunities we see in our oil, gas, petrochemical and infrastructure markets in particular, and expect to deliver solid results in line with our guidance for 2013.”

Corporate G&A expense for the year was reduced to $151 million, from $163 million a year ago.  The effective tax rate for the year was 22 percent, reflecting the recognition of benefits associated with the favorable resolution of various issues, including the settlement of a tax audit relating to prior years.  Fluor’s financial condition remains very strong, with cash plus current and noncurrent marketable securities totaling $2.6 billion.  During 2012, the Company generated $628 million in cash flow from operating activities, repurchased $389 million worth of Fluor shares, and paid out $129 million in dividends.

Outlook

The Company remains encouraged by the opportunities across its diverse end-markets, and is maintaining its EPS guidance for 2013 at the previously announced range of $3.85 to $4.35 per diluted share.

Business Segments

Fluor’s Oil & Gas unit reported a 21 percent increase in segment profit to $335 million in 2012, from $276 million in 2011.  Revenue rose by 19 percent to $9.5 billion in 2012.  The segment’s strong financial performance reflects increasing new awards and progress on existing backlog projects.  Full year new awards in 2012 totaled $12.6 billion, which represents a 51 percent increase from $8.3 billion in 2011.  In the fourth quarter, the segment booked new awards of $1.7 billion, including petrochemical projects in North America, Europe and Asia.  Ending Oil & Gas backlog rose 21 percent from a year ago to end 2012 at $18.2 billion.

The Industrial & Infrastructure group reported segment profit of $124 million, down from $389 million in 2011.  Segment results reflect strong growth in the mining and metals business line and progress on large domestic infrastructure projects, but were impacted by a $416 million pre-tax charge due to the adverse arbitration decision in the fourth quarter relating to the Greater Gabbard wind farm project.  Total revenue for the segment rose 26 percent to $12.2 billion in 2012, mainly due to significant growth in the mining and metals business line.  New awards in 2012 were substantial at $9.5 billion, but declined from $12.2 billion a year ago when mining and metals markets were particularly strong.  New awards in the fourth quarter were $3.0 billion, including a sizable copper mining project in South America.  Year-end backlog declined to

$15.5 billion, from a segment record of $19.6 billion a year ago, reflecting lower new awards and the cancellation of two mining projects in the third quarter that totaled $2.0 billion.

Government posted segment profit of $150 million, which was up from $145 million a year ago.  Revenue in 2012 of $3.3 billion compares with $3.4 billion a year ago.  Segment results include substantial ongoing activities from LOGCAP IV task orders in Afghanistan and long-term Department of Energy contracts at the Savannah River and Portsmouth sites.  New awards totaled $3.2 billion for the year, compared with $3.7 billion in 2011 which included higher LOGCAP IV task order volume.  Ending backlog in 2012 was $978 million, which compares with $1.1 billion a year ago.

Segment profit for Global Services rose 17 percent to $178 million in 2012, from $152 million in 2011, mainly due to growth in the operations & maintenance and temporary staffing business lines.  Revenue increased by 9 percent to $1.7 billion, reflecting growth across all business lines.  Full year new awards of $904 million compared with awards of $1.0 billion a year ago.  Ending backlog declined to $1.7 billion from $1.9 billion a year ago.

Fluor’s Power group reported a segment loss of $17 million, which included expenses of $63 million associated with the Company’s continued investment in NuScale.  This compares with profit of $81 million a year ago, which included $7 million in NuScale expenses.  Segment revenue increased to $841 million from $743 million a year ago.  Full year new awards were $884 million, compared with $1.6 billion in 2011.  The segment continues to be impacted by relatively weak demand for new power generation projects.  Power segment backlog rose modestly to $1.9 billion, from $1.8 billion a year ago.

Fourth Quarter Results

The fourth quarter of 2012 was a net loss attributable to Fluor of $4 million, or a loss of $0.03 per diluted share, which compared with net earnings attributable to Fluor of $153 million, or $0.90 per diluted share, in 2011.  Fourth quarter net earnings were impacted by an after-tax charge of $265 million, or approximately $1.61 per diluted share, relating to the adverse arbitration ruling on the Greater Gabbard wind farm project.  Excluding this charge, net earnings attributable to Fluor for the fourth quarter would have been $1.58 per diluted share.  This previously announced charge, which totaled $416 million before tax, took strong underlying fourth quarter segment profit results down to a consolidated segment loss of $49 million, which compares with a segment profit of $279 million a year ago.  Current quarter segment profit benefited from favorable events including the renegotiation of the LOGCAP IV contract which yielded a $17 million improvement in Government’s results, and a $43 million pre-tax gain on the sale of the Company’s equity interest in a joint venture in the U.K. which improved Industrial & Infrastructure’s results.  The quarter also benefited from a lower than expected tax provision due to the favorable resolution of various tax matters.  Corporate G&A expenses in the fourth quarter of 2012 were $41 million, below the $61 million reported a year ago, primarily due to improvements in foreign currency positions and lower incentive compensation expenses.  Revenue for the quarter was $7.0 billion, which represents a 12 percent increase over last year, mainly due to a significant increase in the Oil & Gas segment.  Fourth quarter new awards were $5.1 billion, including awards of $3.0 billion in Industrial & Infrastructure and $1.7 billion in Oil & Gas.

Fourth Quarter and Year-End Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern Standard Time on Wednesday, February 20, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  Given the size of the charge relating to the previously announced adverse ruling on Greater Gabbard, the Company has shown net earnings excluding the charge in order to help better highlight underlying results.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

For more than 100 years, Fluor Corporation (NYSE: FLR) has partnered with its clients to design, build and maintain many of the world’s most challenging and complex capital projects.  Through its global network of offices on six continents, more than 40,000 employees provide comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, fabrication, operations, maintenance and project management.  Today, the company serves a global client base in the energy, chemicals, government, industrial, infrastructure, operations & maintenance, manufacturing & life sciences, mining, power and transportation sectors.  Headquartered in Irving, Texas, Fluor ranks 124 on the FORTUNE 500 list and had revenue of $27.6 billion in 2012.  For more information visit www.fluor.com.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, failure to achieve projected backlog, revenue and/or earnings levels; reduced profits or losses under contracts if costs increase above our estimates; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the Company’s failure to receive anticipated new contract awards and the related impacts on revenues, earnings, staffing levels and costs; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; current economic conditions affecting our clients, partners, subcontractors and suppliers;  delays or defaults in client payments; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; foreign economic and political uncertainties that could lead to project disruptions, increased costs and potential losses; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners;  risks or uncertainties associated with events outside of our control, such as the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; international security risks; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; the failure of financial institutions where we hold our cash and investments; possible information technology interruptions or inability to protect intellectual property;  liabilities arising for faulty engineering services; the impact of anti-bribery and international trade laws and regulations; the impact of environmental, health and safety regulations or other laws; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; foreign exchange risks; the Company’s ability to hire and retain qualified personnel; failure to maintain safe worksites; and risks or uncertainties associated with acquisitions, dispositions and investments..  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 20, 2013. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED DECEMBER 31	2012	2011
Revenue	$7,022.7	$6,252.1
Cost and expenses:
Cost of revenue	7,038.3	5,942.5
Corporate general and administrative expense	41.1	61.1
Interest expense (income), net	3.3	(0.1)
Total cost and expenses	7,082.7	6,003.5
Earnings (loss) before income taxes	(60.0)	248.6
Income tax expense (benefit)	(89.1)	64.8
Net earnings	29.1	183.8
Less: Net earnings attributable to noncontrolling interests	33.5	30.7
Net earnings (loss) attributable to Fluor Corporation	$(4.4)	$153.1
Basic earnings (loss) per share
Net earnings (loss)	$(0.03)	$0.91
Weighted average shares	164.7	169.2
Diluted earnings (loss) per share
Net earnings (loss)	$(0.03)	$0.90
Weighted average shares	164.7	170.8
New awards	$5,116.1	$4,265.2
Backlog	$38,199.4	$39,483.7
Work performed	$6,845.1	$6,107.0

YEAR ENDED DECEMBER 31	2012	2011
Revenue	$27,577.1	$23,381.4
Cost and expenses:
Cost of revenue	26,692.1	22,232.5
Corporate general and administrative expense	151.0	163.5
Interest expense (income), net	0.5	(16.4)
Total cost and expenses	26,843.6	22,379.6
Earnings before income taxes	733.5	1,001.8
Income tax expense	162.4	303.7
Net earnings	571.1	698.1
Less: Net earnings attributable to noncontrolling interests	114.8	104.4
Net earnings attributable to Fluor Corporation	$456.3	$593.7
Basic earnings per share
Net earnings	$2.73	$3.44
Weighted average shares	167.1	172.5
Diluted earnings per share
Net earnings	$2.71	$3.40
Weighted average shares	168.5	174.6
New awards	$27,129.2	$26,896.1
Backlog	$38,199.4	$39,483.7
Work performed	$26,899.4	$22,808.8

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2012		2011
Revenue
Oil & Gas	$2,626.6		$2,109.6
Industrial & Infrastructure	2,843.6		2,707.5
Government	793.1		849.4
Global Services	468.8		403.2
Power	290.6		182.4
Total revenue	$7,022.7		$6,252.1

Segment profit (loss) $ and margin %
Oil & Gas	$90.0	3.4%	$71.4	3.4%
Industrial & Infrastructure	(231.8)	(8.2)%	120.8	4.5%
Government	51.5	6.5%	36.7	4.3%
Global Services	43.9	9.4%	40.4	10.0%
Power	(2.5)	(0.9)%	9.3	5.1%
Total segment profit (loss) $ and margin %	$(48.9)	(0.7)%	$278.6	4.5%

Corporate general and administrative expense	(41.1)		(61.1)
Interest (expense) income, net	(3.3)		0.1
Earnings attributable to noncontrolling interests	33.3		31.0
Earnings (loss) before taxes	$(60.0)		$248.6

YEAR ENDED DECEMBER 31	2012		2011
Revenue
Oil & Gas	$9,513.9		$7,961.7
Industrial & Infrastructure	12,195.7		9,700.4
Government	3,304.7		3,398.2
Global Services	1,721.7		1,577.7
Power	841.1		743.4
Total revenue	$27,577.1		$23,381.4

Segment profit (loss) $ and margin %
Oil & Gas	$334.7	3.5%	$275.6	3.5%
Industrial & Infrastructure	124.3	1.0%	389.3	4.0%
Government	149.7	4.5%	145.5	4.3%
Global Services	177.6	10.3%	151.8	9.6%
Power	(16.9)	(2.0)%	81.1	10.9%
Total segment profit $ and margin %	$769.4	2.8%	$1,043.3	4.5%

Corporate general and administrative expense	(151.0)		(163.5)
Interest (expense) income, net	(0.5)		16.4
Earnings attributable to noncontrolling interests	115.6		105.6
Earnings before taxes	$733.5		$1,001.8

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	DECEMBER 31,	DECEMBER 31,
	2012	2011
Cash and marketable securities, including noncurrent	$2,610.0	$2,761.4
Total current assets	6,094.1	5,878.7
Total assets	8,276.0	8,268.4
Total short-term debt	20.8	19.5
Total current liabilities	3,887.1	3,838.2
Long-term debt	520.2	513.5
Shareholders’ equity	3,341.3	3,395.5

Total debt to capitalization % (based on shareholders’ equity)	13.9%	13.6%
Shareholders’ equity per share	$20.58	$20.09

SELECTED CASH FLOW ITEMS

($ in millions)

YEAR ENDED DECEMBER 31	2012	2011

Cash provided by operating activities	$628.4	$889.7

Investing activities
Net sales and maturities (purchases) of marketable securities	143.3	(133.4)
Capital expenditures	(254.7)	(338.2)
Proceeds from disposal of property, plant and equipment	77.8	53.8
Investments in partnerships and joint ventures	(30.8)	(8.1)
Proceeds from sale of a cost method investment and other assets	55.1	11.0
Other items	(29.1)	(21.5)
Cash utilized by investing activities	(38.4)	(436.4)

Financing activities
Repurchase of common stock	(389.2)	(639.6)
Dividends paid	(128.7)	(87.7)
Proceeds from issuance of 3.375% Senior Notes	—	495.6
Repayment of convertible debt and notes payable	(7.5)	(77.2)
Distributions paid to noncontrolling interests, net of capital contributions	(98.0)	(80.9)
Other Items	6.8	(6.0)
Cash utilized by financing activities	(616.6)	(395.8)

Effect of exchange rate changes on cash	19.7	(31.1)

Increase (decrease) in cash and cash equivalents	$(6.9)	$26.4

Depreciation	$210.4	$199.4

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2012		2011		% Chg

Oil & Gas	$1,668	33%	$2,549	60%	(35)%
Industrial & Infrastructure	3,030	59%	504	12%	501%
Government	115	2%	125	3%	(8)%
Global Services	211	4%	140	3%	51%
Power	92	2%	947	22%	(90)%
Total new awards	$5,116	100%	$4,265	100%	20%

YEAR ENDED DECEMBER 31	2012		2011		% Chg

Oil & Gas	$12,602	47%	$8,325	31%	51%
Industrial & Infrastructure	9,516	35%	12,238	45%	(22)%
Government	3,223	12%	3,724	14%	(13)%
Global Services	904	3%	1,028	4%	(12)%
Power	884	3%	1,581	6%	(44)%
Total new awards	$27,129	100%	$26,896	100%	1%

BACKLOG TRENDS

($ in millions)

AS OF DECEMBER 31	2012		2011		% Chg

Oil & Gas	$18,181	48%	$15,068	38%	21%
Industrial & Infrastructure	15,472	40%	19,601	49%	(21)%
Government	978	3%	1,091	3%	(10)%
Global Services	1,691	4%	1,881	5%	(10)%
Power	1,877	5%	1,843	5%	2%
Total backlog	$38,199	100%	$39,484	100%	(3)%

United States	$9,445	25%	$8,572	22%	10%
The Americas (excluding the United States)	13,355	35%	12,223	31%	9%
Europe, Africa and the Middle East	9,553	25%	8,172	21%	17%
Asia Pacific (including Australia)	5,846	15%	10,517	26%	(44)%
Total backlog	$38,199	100%	$39,484	100%	(3)%